Exhibit 99.2

PNM Resources Announces Pricing of Upsized

Common Stock Offering with a Forward Component

ALBUQUERQUE, N.M., January 7, 2020 – PNM Resources (NYSE: PNM) announced today it has priced an underwritten public offering of 5,375,000 shares of its common stock for approximate gross proceeds of $260.7 million in connection with the forward sale agreements described below. The offering was upsized from the previously announced 4,900,000 shares of common stock. Subject to certain conditions, all shares are expected to be borrowed by the forward purchasers (as defined below) (or their respective affiliates) from third parties and sold to the underwriters and offered in connection with such forward sale agreements. Citigroup, BofA Securities, Wells Fargo Securities, LLC and Evercore Group L.L.C. are acting as the joint book-running managers for this offering and Citigroup and BofA Securities are acting as representatives of the underwriters of the offering. The underwriters may offer shares of PNM Resources’ common stock in transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices, at prices related to market prices or at negotiated prices. Closing of the offering is expected to occur on or about January 10, 2020, subject to customary closing conditions.

In connection with the offering, PNM Resources entered into separate forward sale agreements with affiliates of each of Citigroup Global Markets Inc. and BofA Securities (in such capacities, the forward purchasers) under which PNM Resources agreed to issue and sell to the forward purchasers an aggregate of 5,375,000 shares of its common stock, in each case at an initial forward sale price per share of $47.21, subject to certain adjustments, upon physical settlement of the forward sale agreements. In addition, the underwriters of the offering have been granted a 30-day option to purchase up to an additional 806,250 shares of PNM Resources’ common stock upon the same terms. If the underwriters exercise their option, PNM Resources may elect to enter into additional forward sale agreements with the forward purchasers with respect to the additional shares or to issue and sell such shares directly to the underwriters.

Settlement of the forward sale agreements is expected to occur no later than 12 months following the completion of the offering. PNM Resources may, subject to certain conditions, elect cash settlement or net share settlement for all or a portion of its rights or obligations under the forward sale agreements. PNM Resources will not initially receive any proceeds from the sale of its shares by the forward purchasers to the underwriters.

If PNM Resources elects physical settlement of the forward sale agreements, it expects to use the net proceeds for general corporate purposes, which may include repayment of borrowings under its unsecured revolving credit facility or other debt.

The public offering is being made pursuant to an effective shelf registration statement that has been filed with the Securities and Exchange Commission, or SEC. A preliminary prospectus supplement and the accompanying prospectus related to the offering have been filed with the SEC and are available on the SEC’s website at http://www.sec.gov. In addition, copies of the prospectus and preliminary prospectus supplement relating to the shares of common stock offered in the offering may be obtained by contacting any of the following underwriters:

Citigroup c/o Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, NY 11717 Telephone: 1-800-831-9146	BofA Securities Attn: Prospectus Department NC1-004-03-43 200 North College Street, 3rd floor Charlotte, NC 28255-0001 Telephone: +1 (800) 294-1322 Email: dg.prospectus_requests@bofa.com

Wells Fargo Securities, LLC Attention: Equity Syndicate Department 375 Park Avenue New York, NY 10152 Telephone: (800) 326 5897 Email: cmclientsupport@wellsfargo.com	Evercore Group L.L.C. Attention: Equity Capital Markets 55 East 52nd Street, 36th Floor New York, NY 10055 Telephone: 888-474-0200 Email: ecm.prospectus@evercore.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer, solicitation or sale in such jurisdiction. The offering of these securities will be made only by means of a prospectus and a related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Background:

PNM Resources (NYSE: PNM) is an energy holding company based in Albuquerque, N.M., with 2018 consolidated operating revenues of $1.4 billion. Through its regulated utilities, Public Service Company and Texas-New Mexico Power, PNM Resources has approximately 2,701 megawatts of generation capacity and provides electricity to more than 785,000 homes and businesses in New Mexico and Texas. For more information, visit the company’s website at www.PNMResources.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements regarding, among other things, PNM Resources’ expectations regarding its planned offer and sale of common stock and the use of any net proceeds from any such sale. PNMR Resources cannot be sure that it will complete the offering or, if it does, on what terms it will complete it. Forward-looking statements are based on current beliefs and expectations and are subject to inherent risks and uncertainties, including those discussed under the caption “Special Note Regarding Forward-Looking Statements” in the prospectus supplement. In addition, PNM Resources’ management retains broad discretion with respect to the allocation of net proceeds of the planned offering. The forward-looking statements speak only as the date of release, and PNM Resources is under no obligation to, and expressly disclaims any such obligation to update or alter its forward-looking statements, whether as the result of new information, future events or otherwise, except as may be required by law. PNMR’s business, financial condition, cash flow, and operating results are influenced by many factors, which are often beyond their control, that can cause actual results to differ from those expressed or implied by the forward-looking statements. For a discussion of risk factors and other important factors affecting forward-looking statements, please see PNMR’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission, which factors are specifically incorporated by reference herein.

Contacts:

Analysts	Media
Lisa Goodman, (505) 241-2160	Ray Sandoval, (505) 241-2782